Exhibit 5 and 23.1

Homburger Draft April 30, 2021

ADC Therapeutics SA Biopôle Route de la Corniche 3 B 1066 Epalinges Switzerland May 6, 2021	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zurich homburger.ch T +41 43 222 10 00
ADC Therapeutics SA – Form S-8

Ladies and Gentlemen

We have acted as special Swiss counsel to ADC Therapeutics SA, a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the filing of a registration statement on form S-8 (the Form S-8), to be filed with the United States Securities and Exchange Commission (the SEC) on the date hereof for the purpose of registering under the United States Securities Act of 1933, as amended (the Securities Act), 6,000,000 common shares of the Company, each with a nominal value of CHF 0.08 (any such common share, whether issued or to be issued, a Common Share). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Documents (as defined below).

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents (other than listed below) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed originals or copies of the following documents we have deemed necessary or advisable for the purpose of rendering this opinion (collectively the Documents):

(i)	an electronic copy of the Form S-8;

(ii)	an electronic copy of the ADC Therapeutics SA 2019 Equity Incentive Plan, dated December 5, 2019, as amended and restated on April 17, 2020 (the 2019 Plan);

(iii)	an electronic copy of a resolution of the board of directors of the Company dated September 6, 2019, approving, inter alia, the 2019 Plan;

(iv)	an electronic copy of a resolution of the board of directors of the Company dated April 17, 2020, regarding, inter alia, the amendment and restatement of the 2019 Plan;

(v)	an electronic copy of a resolution of the board of directors of the Company dated March 11, 2021, regarding, inter alia, the amendment of section 4(a) of the 2019 Plan, the determination of the aggregate number of Common Shares available under the 2019 Plan and the allocation of 1,500,000 Common Shares to be issued out of the Company's authorized share capital (the Authorized Share Capital) for purposes of the 2019 Plan;

(vi)	an electronic copy of the notarized resolutions of the board of directors of the Company dated April 1, 2021, resolving on, inter alia, the issuance of 1,500,000 Common Shares out of the Company's Authorized Share Capital;

(the documents (iii) through (vi) collectively, the Board Resolutions);

(vii)	an electronic copy of the certified articles of association (statuts) of the Company dated April 1, 2021, the form of which was filed as Exhibit 99.4 to the Company's Report of Foreign Private Issuer on Form 6-K, filed with the SEC on May 6, 2021 (the Articles of Association); and

(viii)	an electronic copy of a certified excerpt (extrait certifié conforme) from the Commercial Register of the Canton of Vaud, Switzerland, dated April 29, 2021, relating to the Company (the Excerpt).

No documents, other than the Documents, have been reviewed by us in connection with this opinion. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)	all documents produced to us in draft form will be executed in the form of the draft submitted to us;

(d)	all signatures appearing on all original documents or copies thereof which we have examined are genuine;

(e)	each party to the Documents is a corporation or other legal entity duly organized and validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and|or establishment and none of the parties to the Documents (other than the Company) has passed or, until the issuance of all Common Shares, will have passed a voluntary winding-up resolution; no petition has been, or, until the issuance of all Common Shares, will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party (other than the Company); and no receiver, trustee in bankruptcy, administrator or similar officer has been or, until the issuance of all Common Shares, will have been appointed in relation to any of the parties (other than the Company) or any of their assets or revenues;

(f)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

(g)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

(h)	the Form S-8 has been filed by the Company;

(i)	the filing of the Form S-8 with the SEC has been authorized by all necessary actions under all applicable laws other than Swiss law;

(j)	the Form S-8, the Excerpt and the Articles of Association are unchanged, correct, complete and up-to-date and in full force and effect as of the date hereof and no changes have been made which should have been or should be reflected in the Form S-8, the Excerpt or the Articles of Association, as the case may be, as of the date hereof;

(k)	the Board Resolutions (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been amended and (iii) are in full force and effect;

(l)	the 2019 Plan has not been rescinded or amended and is in full force and effect;

(m)	prior to the issuance of any Common Shares, the board of directors of the Company will have duly authorized the issuance of any rights to receive Common Shares and will have validly excluded the pre-emptive rights of the existing shareholders for purposes of the offering of Common Shares under the 2019 Plan as contemplated in the Form S-8, and such authorization and exclusion will not have been amended and will be in full force and effect until the issuance of all Common Shares;

(n)	any Common Shares issued out of the Company's conditional share capital in the amount of CHF 936,000 destined for employee participations (the Conditional Share Capital) will be listed on the New York Stock Exchange in accordance with applicable laws and regulations;

(o)	all exercise notices with respect to Common Shares issued out of the Conditional Share Capital will be duly delivered in accordance with Swiss law and the 2019 Plan;

(p)	to the extent the Company issues Common Shares out of Conditional Share Capital against cash, the performance of the contribution in money shall be made at a banking institution subject to the Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended;

(q)	the Company has not entered and will not enter into any transaction which could be construed as repayment of share capital (restitution des versements) and has not undertaken and will not undertake an acquisition in kind (reprise de biens) or intended acquisition in kind (reprise de biens envisagée) without complying with the formal procedure set forth in article 628 of the Swiss Code of Obligations; and

(r)	all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles of Association, and other requirements for the filing of the Form S-8 or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Form S-8 have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	The Company is a corporation (société anonyme) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles of Association.

2.	The Company's share capital registered in the Commercial Register of the Canton of Vaud amounts to CHF 6,261,600, divided into 78,270,000 Common Shares with a par value of

3.	CHF 0.08 each. Such Common Shares have been validly issued, fully paid as to their nominal value and are non-assessable.

4.	The Common Shares that may be issued from the Conditional Share Capital, if and when such Common Shares are issued pursuant to the Articles of Association, the 2019 Plan and Swiss law, in particular after the nominal amount for such Common Shares has been paid-in in cash or by way of set-off, and when such Common Shares have been entered into the Company's book of uncertificated securities, will be validly issued, fully paid as to their nominal value and non-assessable.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	The exercise of voting rights and rights related thereto with respect to any Common Shares is only permissible if and when such Common Shares have been validly issued and in any case after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(c)	We have not investigated or verified the truth or accuracy of the information contained in the Form S-8, nor have we been responsible for ensuring that no material information has been omitted from it.

(d)	We express no opinion as to regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8 and further consent to the reference to our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

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This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours

Homburger AG

/s/ Daniel Häusermann